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EXHIBIT 11

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                     Computation of Basic Earnings Per Share
                    (In thousands, except per share amounts)

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                                                                        Three Months Ended              Six Months Ended
                                                                          June 30,                        June 30,
                                                                   1999            1998            1999           1998
                                                               ------------    -----------     ------------   --------
DLJ Common Stock

Weighted Average Common Shares:
     Average Common Shares Outstanding                            125,409        117,236         124,625         116,110
     Average Restricted Stock Units Outstanding                       158            158             158             134
                                                                  -------        -------         -------         -------

Weighted Average Common Shares Outstanding                        125,567        117,394         124,783         116,244
                                                                  ========      ========        ========        ========

Earnings:
     Net Income                                                  $165,650       $142,300        $287,300        $276,450
     Less: Preferred Stock Divid                                    5,289          5,289          10,578          10,732
           Earnings Applicable to Common
           Shares-DLJdirect
                                                                       49             --              49              --
                                                                  -------       --------        --------        --------
Earnings Applicable to Common Shares                             $160,312       $137,011        $276,673        $265,718
                                                                 ========       ========        ========        ========


Basic Earnings Per Common Share                                  $   1.28       $   1.17        $   2.22        $   2.29
                                                                 ========       ========        ========        ========

DLJdirect Common Stock

Weighted Average Common Shares:
     Average Common Shares Outstanding                             18,400                         18,400
                                                                 ========                       ========

Earnings:
     Net Income                                                  $     49                       $     49
                                                                 --------                       --------
Earnings Applicable to Common Shares                             $     49                       $     49
                                                                 ========                       ========
Basic Earnings Per Common Share                                  $   0.00                       $   0.00
                                                                 ========                       ========



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